Exhibit 15

Performance Food Group Company
Richmond, Virginia

Gentlemen:

Re: Registration Statements Nos. 33-72400, 333-12223, 333-24679, 333-48462, 333-60528, 333-68877, 333-63610, 333-61612 and 333-78229

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 29, 2001 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG LLP

Richmond, Virginia
November 13, 2001